Exhibit 99.1

[TOUSA Logo]	Company Contacts:
	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email: investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA Reports Third Quarter Deliveries,
Sales Orders and Record Backlog

HOLLYWOOD, Fla., October 11, 2005 / — Technical Olympic USA, Inc. (NYSE: TOA) today released certain operational data for the three and nine months ended September 30, 2005.

	Three Months Ended September 30, 2004			Three Months Ended September 30, 2005
		Unconsolidated			Unconsolidated
	Consolidated	Joint Ventures	Total	Consolidated	Joint Ventures	Total	Change
Net Sales Orders	2,343	51	2,394	1,821	871	2,692	12%
Homes Delivered	1,784	25	1,809	1,881	528	2,409	33%
Homes in Backlog	5,868	303	6,171	5,608	5,205	10,813	75%

	Nine Months Ended September 30, 2004			Nine Months Ended September 30, 2005
		Unconsolidated			Unconsolidated
	Consolidated	Joint Ventures	Total	Consolidated	Joint Ventures	Total	Change
Net Sales Orders	7,717	281	7,998	6,941	1,671	8,612	8%
Homes Delivered	4,983	27	5,010	5,760	872	6,632	32%
Homes in Backlog	5,868	303	6,171	5,608	5,205	10,813	75%

At September 30, 2005, the Company’s sales value of homes in backlog (excluding unconsolidated joint ventures) increased 7% from the prior year period to $1.8 billion from $1.7 billion. Sales value of homes in backlog for unconsolidated joint ventures at September 30, 2005 was $1.7 billion, a $1.6 billion increase over the $0.1 billion at September 30, 2004.

“We are pleased with our 33% increase in deliveries and our record 10,813 homes in backlog. We remain focused on executing our growth strategy and improving our business fundamentals,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “We continue to limit our early presales activities and effectively manage community openings in an effort to decrease the time from contract to delivery in order to improve our gross margins.”

Mr. Mon continued, “Our sales per community in the third quarter of 2005 increased slightly over the same period of 2004. However, we continue to experience delays in community openings in some of our markets due to regulatory and other delays. Despite the delay in community openings and our intentional efforts to limit early presales activities, we anticipate low double digit net sales order growth for 2005 due to continued healthy demand in our markets. We anticipate ending 2005 with a large backlog that we believe sets the stage for a great year in 2006.”

The results for the quarter include two months of activity from the Company’s Transeastern Homes joint venture, which included 3,038 homes in backlog (with a sales value of $0.9 billion) that were acquired with the business. Transeastern Homes’ net sales orders, since the acquisition, accounted for the majority of TOUSA’s third quarter net sales orders increase. Transeastern Homes contributed a modest number of home deliveries during the quarter.

The Company plans to issue its 2005 third quarter earnings press release on Wednesday, November 2, 2005 before the market opens followed by an earnings conference call on Thursday, November 3, 2005 at 11:00 a.m. Eastern Time.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) sales order growth for 2005, (ii) the Company’s backlog at the end of 2005, and (iii) the impact of the Company’s backlog at the end of 2005 on results for 2006. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in inflation, interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, and (iii) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.